                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            TUFCO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            TUFCO TECHNOLOGIES, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 13, 2000

                             ---------------------

To Our Stockholders:

     You are invited to attend the annual meeting of stockholders of Tufco Technologies, Inc. to be held at the TurnBerry Isle Resort & Club, 1999 West Country Club Drive, Aventura, Florida, 33180, on Monday, March 13, 2000, at 8:00 a.m., local time for the following purposes:

        PROPOSAL 1. To elect six directors to serve for a one-year term and until their successors are elected and qualified.

        PROPOSAL 2. To amend the 1992 Non-Qualified Stock Option Plan.

        PROPOSAL 3. To amend the 1993 Non-Employee Director Stock Option Plan.

        PROPOSAL 4. To ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 30, 2000.

        PROPOSAL 5. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

     The record date for the annual meeting is February 11, 2000. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting.

     The board of directors hopes that you will find it convenient to attend the annual meeting in person, but whether or not you plan to attend, please complete, sign, date and return the enclosed proxy to ensure that your shares of common stock are represented at the annual meeting. Returning your proxy does not deprive you of the right to attend the annual meeting and vote your shares in person.

                                                       Gregory L. Wilemon,
                                                       Secretary

February 11, 2000

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             MONDAY, MARCH 13, 2000

                             ---------------------

Tufco Technologies, Inc.
4800 Simonton Road
Dallas, Texas 75244

     The Board of Directors is soliciting proxies to be used at the 2000 annual meeting of stockholders to be held at the TurnBerry Isle Resort & Club, 1999 West Country Club Drive, Aventura, Florida, 33180, on Monday, March 13, 2000, at 8:00 a.m., local time. This proxy statement, accompanying proxy and annual report to stockholders for the fiscal year ended September 30, 1999 are first being mailed to stockholders on or about February 11, 2000. Although the annual report is being mailed to stockholders with this proxy statement, it does not constitute part of this proxy statement.

WHO CAN VOTE

     Only stockholders of record as of the close of business on February 11, 2000 are entitled to notice of and to vote at the annual meeting. As of February 11, 2000, we had outstanding 4,504,618 shares of common stock, the only outstanding class of stock entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held.

HOW YOU CAN VOTE

     Shares of common stock cannot be voted at the annual meeting unless the holder of record is present in person or by proxy. All stockholders are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement. Valid proxies will be voted at the annual meeting and at any postponements or adjournments thereof as you direct in the proxy. If no direction is given and the proxy is validly executed, the proxy will be voted FOR the election of the nominees for the Board of Directors set forth in this proxy statement, FOR the amendments to the 1992 Non-Qualified Stock Option Plan, FOR the amendments to the 1993 Non-Employee Director Stock Option Plan and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 30, 2000. The persons authorized under the proxies will vote upon such other business as may properly come before the annual meeting in accordance with their best judgment.

REVOCATION OF PROXIES

     You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

          (1) by delivering a written notice of revocation to the corporate secretary of Tufco;

          (2) by submitting a duly executed proxy bearing a later date; or

          (3) by attending the annual meeting and expressing the desire to vote your shares in person.

QUORUM

     A majority of the outstanding shares of common stock on February 11, 2000 (2,252,310 shares), represented in person or by proxy, shall constitute a quorum for the transaction of business at the annual meeting. However, if a quorum is not present, the stockholders present at the meeting have the power to adjourn the meeting until a quorum is present. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Broker non-votes are when a nominee holding shares of common stock for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto. Broker non-votes will not be included in the determination of the number of shares present at the annual meeting for quorum purposes.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH OUR TRANSFER AGENT (STOCKTRANS, INC.) IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     Our bylaws provide that the board of directors will consist of one to twelve directors, as determined from time to time by resolution of the board. The board of directors has set the number of directors at six, all of whom are to be elected at the annual meeting. Each director will serve until the 2001 annual meeting and until his successor has been elected and qualified or until the director's earlier death, resignation or removal. Each nominee has consented to being named in this proxy statement and to serve if elected.

     We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the board of directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the board of directors, unless a contrary instruction is given in the proxy.

     Each stockholder is entitled to cast one vote for each share of common stock held on February 11, 2000. The majority vote of the shares represented in person or by proxy at the annual meeting is required to elect each director. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

NOMINEES

     The persons nominated to be directors are listed below. All of the nominees listed below are currently directors and have been since 1992, except Mr. LeCalsey, who became a director in September 1996, and Mr. Preston who became a director in September 1999.

     During fiscal year 1999, the board of directors held four meetings. No director attended less than 75% of the meetings held by the board of directors and the committees on which he served.

     The following information as of February 11, 2000 is submitted concerning the nominees named for election as directors:

NAME                                    AGE            POSITION WITH TUFCO
----                                    ---            -------------------
Robert J. Simon.......................  41    Chairman of the Board of Directors
Samuel J. Bero........................  64    Director
C. Hamilton Davison, Jr. .............  40    Director
Louis LeCalsey, III...................  60    Director, President and Chief
                                              Executive Officer
William J. Malooly....................  57    Director
Seymour S. Preston, III...............  66    Director

     Robert J. Simon -- Mr. Simon has been our chairman of the board of directors since February 1992. Mr. Simon has been a senior managing director of Bradford Ventures Ltd., a private investment firm, since 1992 (and an officer since 1984) and a general partner of Bradford Associates since 1989. Mr. Simon is chairman of the board of Holopak Technologies, Inc., a public company. Mr. Simon is either chairman of the board or a director of Ampco Metal, Inc., Overseas Private Investors Ltd., Overseas Equity Investors Ltd.,

Pamarco Technologies, Inc., Paramount Cards Inc., FoodServ Equipment & Supply Inc., Overseas Callander Fund and several other privately held companies.

     Samuel J. Bero -- Mr. Bero had been our president and chief executive officer from November 1993 until he retired in July 1995, executive vice president since November 1992, and general manager of our predecessor since 1974, when he co-founded Tufco Industries, Inc., our predecessor, with Mr. Garland and two other individuals. Mr. Bero has been a director since we were founded in 1992 and has over 34 years of experience in the converting industry.

     C. Hamilton Davison, Jr. -- Mr. Davison has been a director since we were founded in 1992. Mr. Davison has been an executive officer and director of Paramount Cards Inc. since 1988, serving as its president from 1988 through 1996, and as president and chief executive officer from 1996 to the present. Mr. Davison served as the 1996 president of the greeting card industry trade association and continues to serve as a director and a member of its executive committee. Mr. Davison is also a director of Valley Resources, Inc. and FoodServ Equipment & Supply Inc.

     Louis LeCalsey, III -- Mr. LeCalsey has been a director and our president and chief executive officer since September 19, 1996. He served as president of our predecessor from April 1996 through September 18, 1996, and as vice president of Worldwide Logistics for Scott Paper Co. from 1992 through March 1996. Mr. LeCalsey serves as a director for Foodserv Equipment & Supply Inc., as well as a member of the Advisory group for Bradford Ventures, Ltd.

     William J. Malooly -- Mr. Malooly has been a director since we were founded in 1992. Mr. Malooly has been the chairman of Bank One, Green Bay since 1977. Mr. Malooly retired from Bank One in September 1999 and is currently engaged in consulting and investing.

     Seymour S. Preston, III -- Mr. Preston has been a director since September 1999. Mr. Preston is the chairman and chief executive officer of AAC Engineered Systems, Inc. Mr. Preston was president and chief executive officer of Elf Atochem North American, Inc. from 1990 to 1993. Prior to 1990, Mr. Preston was president, chief operating officer and director of Pennwalt Corporation. Mr. Preston is currently a director of Albemarle Corporation, Scott Specialty Gases, Inc., The Barra Foundation, and is the chairman of the board of trustees of the Academy of Natural Sciences of Philadelphia.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS AS SET FORTH IN PROPOSAL ONE.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, Compensation Committee, and an Audit Committee but not a Nominating Committee.

EXECUTIVE COMMITTEE

Functions:                   Serves in the event action must be taken by the
                             board of directors at a time when convening a meeting of the entire board of directors is not feasible. May exercise all of the authority of the board of directors in the business and affairs of Tufco with certain exceptions.

Members:                     Samuel J. Bero
                             Robert J. Simon

Number of Meetings in 1999:  One.

AUDIT COMMITTEE

Functions:                   Reviews proposals from our independent auditors
                             regarding annual audits. Recommends the engagement or discharge of the auditors. Reviews recommendations of the auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices.
                             Reviews the scope of the annual audit. Approves or disapproves each professional service or type of service other than standard auditing services to be provided by the auditors. Reviews and discusses the audited financial statements with the auditors.

Members:                     Robert J. Simon
                             William J. Malooly
                             Seymour S. Preston III

Number of Meetings in 1999:  One.

COMPENSATION COMMITTEE

Functions:                   Reviews annual salaries and bonuses and determines
                             the recipients of, and time of granting of, stock options. Determines the exercise price of each stock option and the number of shares to be issued upon the exercise of each stock option.

Members:                     Samuel J. Bero
                             Robert J. Simon
                             C. Hamilton Davison, Jr.

Number of Meetings in 1999:  One.

                             DIRECTOR COMPENSATION

     Our directors who are not employees receive:

        - an annual fee of $7,000,

        - a payment of $1,500 for each board meeting attended, and

        - a payment of $1,500 for each committee meeting attended.

In addition, upon election or reelection to the board of directors at the annual meeting, each non-employee director receives an option to acquire 2,000 shares of common stock under Tufco's 1993 Non-Employee Director Stock Option Plan. The options are exercisable immediately at an exercise price equal to the fair market value of the common stock on the date of the annual meeting.

                                   MANAGEMENT

EXECUTIVE OFFICERS

                        NAME                           AGE                     TITLE
                        ----                           ---                     -----
Louis LeCalsey, III..................................  60    Director, President and Chief Executive
                                                               Officer
Gregory L. Wilemon...................................  39    Chief Financial Officer, Chief Operating
                                                             Officer, Secretary and Treasurer

     Louis LeCalsey, III -- Set forth under "Proposal One -- Election of Directors."

     Gregory L. Wilemon -- Mr. Wilemon has been our chief financial officer since September 18, 1995 and was appointed secretary and treasurer by the board of directors effective November 12, 1995 and chief operating officer in September 1996. Mr. Wilemon had been chief operating officer at Executive Roll Manufacturing from 1991 until May 1993. From 1993 until he rejoined us, Mr. Wilemon was vice president of finance at Great North American Companies. Prior to his earlier tenure with us, Mr. Wilemon was a senior business planner with PepsiCo from 1987 to 1991.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation we paid for each of the fiscal years ended September 30, 1999, 1998 and 1997 to the chief executive officer and the other most highly compensated executive officers who received a total annual salary and bonus in excess of $100,000 in fiscal year 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                             ANNUAL COMPENSATION                   SECURITIES        ALL
NAME AND                                     -------------------   OTHER ANNUAL    UNDERLYING       OTHER
PRINCIPAL POSITION             FISCAL YEAR    SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
------------------             -----------   --------   --------   ------------   ------------   ------------
Louis LeCalsey, III..........     1999       $225,000   $184,670       --            34,000             --
  Director, President and         1998        215,000         --       --            30,000             --
  Chief Executive Officer         1997        200,000     95,000       --            50,000        $78,621(1)
Gregory L. Wilemon...........     1999        167,500    137,476       --            12,000             --
  Chief Financial Officer,        1998        161,250         --       --            13,500             --
  Chief Operating Officer,        1997        150,000     71,251       --            10,000             --
  Secretary and Treasurer

---------------

(1) Represents reimbursed moving costs.

EMPLOYMENT AGREEMENTS

     Mr. LeCalsey entered into an employment agreement with us effective September 19, 1996, under which he serves as the president and chief executive officer for an initial term of three years with successive one-year renewal terms. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If he is terminated without cause, we are obligated to compensate him for the remaining term of the agreement or for a period of one year, whichever is greater. The employment agreement prohibits him from competing with us while employed by us (or while receiving severance pay from us) and for one year after termination of his employment with us. The employment agreement provides for an initial annual base salary of $200,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors.

     Mr. Wilemon entered into an employment agreement with us effective October 1, 1996, under which he serves as chief financial officer, chief operating officer, secretary and treasurer for an initial term of two years. The agreement provides for successive one-year renewal terms. On October 1, 1999, we renewed his employment agreement for one year. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If he is terminated without cause, we will be obligated to compensate him for the remaining term of the agreement or for a period of one year, whichever is greater. The employment agreement prohibits him from competing with us while employed by us (or while receiving severance pay from us) and for one year thereafter. The employment agreement provides for an initial annual base salary of $150,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors.

                                 OPTION TABLES

OPTION GRANTS

     The following table sets forth the stock option grants made in fiscal year 1999 to each of our executive officers described above in the "Summary Compensation Table." The following table also sets forth the hypothetical gains that would exist for the options at the end of their five-year terms after vesting, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of our common stock. All option exercise prices are based on market price on the grant date.

                         FISCAL YEAR 1999 OPTION GRANTS

                                                                                        POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                             -------------------------------------------------------   ANNUAL RATES OF STOCK
                              NUMBER OF                                                PRICE APPRECIATION AT
                               SHARES         % OF TOTAL                                  END OF FIVE YEAR
                             UNDERLYING    OPTIONS GRANTED    EXERCISE                     OPTION TERM(1)
                               OPTIONS     TO EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------
NAME                         GRANTED(2)    FISCAL YEAR 1999     SHARE        DATE         5%          10%
----                         -----------   ----------------   ---------   ----------   ---------   ----------
Louis LeCalsey III.........    34,000             49%           $7.00      10/1/04      $65,755     $145,301
Gregory L. Wilemon.........    12,000             17             7.00      10/1/04       23,208       51,283

---------------

(1) "Potential Realizable Value" is disclosed in response to SEC rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable (based upon assumed appreciation rates) upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of our stock or of the stock price.

(2) Stock option grants vest in equal increments on each of the first three anniversaries of their date of grant.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the value of the unexercised options as of September 30, 1999 held by the executive officers. No options were exercised in fiscal year 1999 by any of the executive officers.

               AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1999 AND
                       FISCAL 1999 YEAR-END OPTION VALUES

                                                     NUMBER OF SHARES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL 1999        IN-THE-MONEY OPTIONS AT
                                                         YEAR-END               FISCAL 1999 YEAR-END(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Louis LeCalsey III............................    90,902         32,667         $36,932        $11,333
Gregory L. Wilemon............................    37,575         15,833          47,799          6,500

---------------

(1) The fair market value on September 30, 1999 of the common stock underlying the options was $7.50 per share.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Our executive compensation is supervised by our compensation committee. The functions of the compensation committee are to review general compensation policies and to review recommendations made regarding the salaries of executive officers. We seek to provide executive compensation that will support the achievement of our financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the compensation committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants.

     In general, we compensate our executive officers through base salary, but may also consider cash bonuses and long-term incentive compensation. In addition, executive officers participate in benefit plans that are generally available to our employees.

     The compensation committee's compensation policies for executive officers follow our compensation policy for all employees. This policy emphasizes the principle that compensation should be commensurate with performance of the individual and the company. With regard to the chief executive officer, the compensation committee considers a broad array of factors in establishing his base salary and bonus, including the salary and bonus payments for chief executive officers at companies in similar businesses. For fiscal year 1999, our chief executive officer had an employment agreement that provided for a minimum base salary of $200,000.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a public company for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective January 1, 1994 with respect to us. After considering the application of Section 162(m) to its compensation policies, the committee has determined that the provisions of Section 162(m) would not affect the compensation of any of the officers named above. To the extent that this might not continue to be the case, the committee would consider any changes necessary to conform to the provisions of Section 162(m).

     The compensation committee determined the salary for our chief executive officer for fiscal year 1999 based on the foregoing factors.

                                            Respectfully submitted,
                                            Compensation Committee:
                                              Samuel J. Bero
                                              Robert J. Simon
                                              C. Hamilton Davison, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bero and Mr. Simon serve on our compensation committee. Mr. Bero was an officer from November 1993 until his retirement in July 1995 and Mr. Simon currently is a general partner of Bradford Associates.

     We lease one of our facilities from a partnership in which Samuel J. Bero is a partner. The lease has a five-year term that expires on February 28, 2001. We have options to renew the lease for an additional three-year term at a negotiable rental rate. We paid total rent of $111,060 to the partnership that is the lessor of this facility for fiscal year 1999. We believe that the terms of this lease are at least as favorable to us as could have been obtained from an unaffiliated party.

     We have made interest-free advances to Mr. Bero and one other former stockholder of Tufco Industries, Inc., to purchase life insurance policies on their lives. The policies are collectively assigned to us as security for the advances. As of September 30, 1999, the only outstanding advance in excess of $60,000 was $80,770 to Mr. Bero.

     Upon completion of the acquisition of Executive Converting Corporation in January 1994, we amended an agreement with Bradford Ventures, Ltd., an affiliate of Bradford Venture Partners, L.P., one of our stockholders, and Mr. Simon, under which Bradford Ventures provides various financial consulting services to us for an initial term of 10 years, with successive automatic renewal terms of one year each unless terminated by either party. Under this agreement, Bradford Ventures has assisted us in structuring our initial public offering and the Executive Converting Corporation acquisition and restructuring our long-term obligations. We expect to use the services of Bradford Ventures in the future for similar services as well as in any major transaction, such as loans, subsequent public offerings and acquisitions. We are obligated to pay Bradford Ventures an annual fee of $239,245 under the agreement, subject to a 5% annual increase, plus reasonable out-of-pocket expenses. During fiscal year 1999, we paid Bradford Ventures $251,161 in fees. We believe that the terms of the agreement with Bradford Ventures are at least as favorable to us as could be obtained from an unaffiliated party.

                               PERFORMANCE GRAPH

     SEC rules require the presentation of a line graph comparing, over a period of five years, the cumulative total stockholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us.

     The graph below compares the performance of our common stock with the performance of the NASDAQ Market Index and the MG Paper Products Group Index from January 21, 1994, when our common stock became publicly traded, through September 30, 1999. The comparison assumes $100 was invested on January 21, 1994 in our common stock and in each of the aforementioned indices and assumes reinvestment of dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG TUFCO TECHNOLOGIES, INC.,
[GRAPH]              NASDAQ MARKET INDEX AND MG GROUP INDEX

                                                          TUFCO                     MG GROUP                     NASDAQ
                                                          -----                     --------                     ------
09/30/94                                                    100                         100                         100
09/29/95                                                  79.17                      105.65                      121.41
09/30/96                                                 104.17                      101.82                      141.75
09/30/97                                                 172.92                      116.27                      192.67
09/30/98                                                 116.67                       76.11                      200.23
09/30/99                                                    125                       89.54                      323.92

                     ASSUMES $100 INVESTED ON OCT. 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING SEPT. 30, 1999

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 19, 2000 by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each current director, (3) each current named executive officer, and (4) all current directors and current named executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse. The individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse.

     Certain of the shares listed below are deemed to be owned beneficially by more than one stockholder under SEC rules. Accordingly, the sum of the ownership percentages listed exceeds 100%.


                                                              AMOUNT AND NATURE OF   PERCENT OF
                                                              BENEFICIAL OWNERSHIP     CLASS
                                                              --------------------   ----------
OVER 5% STOCKHOLDERS
Robert J. Simon(1)(2)(3)(5)(6)..............................       2,636,543            54.1%
Barbara M. Henagan (1)(2)(3)................................       2,625,345            53.9
Bradford Venture Partners, L.P.(1)(2).......................       1,909,870            39.2
Overseas Equity Investors Partners(3)(4)(7).................         709,870            14.6
OTHER DIRECTORS AND EXECUTIVE OFFICERS
Samuel J. Bero(8)(9)........................................         203,000             4.2
Louis LeCalsey III(10)......................................         176,464             3.6
C. Hamilton Davison, Jr.(6).................................          15,842               *
Seymour S. Preston III(6)...................................           2,500               *
William J. Malooly(6).......................................          15,000               *
Gregory L. Wilemon(11)......................................          58,191             1.2
Directors and Executive Officers as a Group (8
  persons)(1)(3)(12)........................................       3,107,540            63.8%


---------------

 *  Less than one percent.

(1) The amounts shown for Mr. Simon and Ms. Henagan include the shares owned of record by Bradford Venture Partners, as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over such shares. Bradford Associates, a general partnership of which such two persons are the partners, is the sole general partner of Bradford Venture Partners and, as such, holds a 1% interest in that partnership.

(2) The address of the stockholder is 44 Nassau Street, Princeton, New Jersey 08542.

(3) The amounts shown for Mr. Simon and Ms. Henagan includes the shares owned of record by Overseas Equity Investors Partners as to which they may be deemed to share beneficial ownership due to their having voting power over such shares. Mr. Simon serves as chairman of the board of directors of the corporation that acts as the managing partner of Overseas Equity. Bradford Associates holds a 1% partnership interest in Overseas Equity, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Equity's investment portfolio, and also acts as an investment advisor for Overseas Equity.

(4) On August 19, 1999 Overseas Equity exercised its right to convert all of our non-voting common stock to voting common stock on a one-for-one basis. Prior to this conversion Overseas Equity was the sole holder of our non-voting common stock.

(5) The stockholder is also our director.

(6) The amount shown includes 12,000 shares that may be acquired under options that are currently exercisable.

(7) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda.

 (8) The amount shown includes 8,000 shares that may be acquired under options that are currently exercisable.

 (9) The address of the stockholder is 3322 New Plank Road, DePere, WI 54115.

(10) The amount shown includes 90,902 shares that may be acquired under options that are currently exercisable.

(11) The amount shown includes 37,575 shares that may be acquired under options currently exercisable.

(12) The amount shown includes an aggregate of 180,477 shares that may be acquired under options that are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all
Section 16(a) forms they file.

     Based solely upon a review of the reports furnished to us with respect to fiscal year 1999, no person failed to disclose on a timely basis reports required by Section 16(a).

       PROPOSAL TWO -- AMENDMENT OF 1992 NON-QUALIFIED STOCK OPTION PLAN

     Our board of directors has approved an amendment to the 1992 Non-Qualified Stock Option Plan to make an additional 250,000 shares of common stock available for issuance under the plan, and has directed that the amendment to the plan be submitted to the stockholders for approval.

     The plan was initially adopted in 1992, and an aggregate of 50,000 shares of common stock were reserved for issuance. The plan was amended and restated in 1994 and 1998 and an additional 150,000 and 200,000 shares of common stock, respectively, were reserved for issuance for a current total of 400,000 shares. As of February 1, 2000, there were 66,694 remaining shares of common stock available for issuance under the plan. If Proposal No. 2 is approved by the stockholders, there will be 650,000 total shares of common stock authorized for issuance under the plan, of which 316,694 shares will be available for issuance. On February 1, 2000 the closing price of the Company's common stock was $10.25 per share.

     Purpose. The purpose of the plan is to secure for the company and its stockholders the benefits arising from stock ownership by selected executive employees and other key employees of the Company or its subsidiaries as the board of directors, or a committee constituted for such purpose, may determine. We believe that the possibility of participation in the plan through receipt of nonqualified options will provide participants an incentive to perform more effectively and will assist us in obtaining and retaining people of outstanding training and ability.

     Term. The plan will terminate in April 2002, unless earlier terminated by the board.

     Administration. The plan is administered by our compensation committee.

     Participation. All of our named executive officers and other key employees are eligible for selection to participate in the plan. Directors who are not regular employees are not eligible to participate. The number of participants eligible to participate in the plan is approximately 650. Participants are selected in the sole discretion of the Compensation Committee. During the lifetime of participants, stock options may be exercised only by the participant, and no stock options will be transferable otherwise than by will or the laws of descent and distribution.

     Adjustments. The plan provides that the number of shares issuable or transferable to participants upon the exercise of outstanding stock options, the exercise price of the stock options or what participants shall be entitled to receive in substitution for shares issuable or transferable to them upon the exercise of outstanding stock options may be appropriately adjusted by the board if any change in the outstanding shares of common stock occurs by reason of a stock split or recapitalization, any pro rata distribution to all stockholders of property in respect to or in exchange for their outstanding shares of common stock, or other similar corporate change occurs.

     Compensation Deduction Limitation. Section 162(m) of the Internal Revenue Code, generally limits to $1 million per year per employee the tax deduction available to publicly traded companies for certain compensation paid to named executive officers. There is an exception from this deduction limitation for certain "performance-based compensation" if specified requirements are satisfied, including: (1) the establishment by a compensation committee comprised solely of two or more outside directors of performance goals which must be met for the additional compensation to be earned, (2) the approval of the material terms for the performance goals by the stockholders after adequate disclosure, and (3) the certification by the compensation committee that the performance goals have been met. The plan is designed to satisfy these statutory requirements. Therefore, for all grants intended to satisfy Section 162(m), we are entitled to deduct an amount equal to the ordinary income reportable by each participant upon exercise of a nonqualified option.

     Stock Options. The terms of each stock option is set out in a written option agreement which incorporates the terms of the plan.

     Stock options may be exercised by written notice of exercise and payment of the exercise price in cash, by check or in previously owned shares of common stock valued at fair market value on the date of exercise. Special rules apply which limit the time of exercise of a stock option following an employee's termination of employment or upon the occurrence of a reorganization. The committee may impose additional restrictions on the exercise of any stock option.

     Amendment of the Plan. The board of directors may modify or amend the plan at any time. If the board determines that stockholder approval of any amendment to the plan is necessary or desirable, then the effectiveness of any such amendment may be conditioned upon its approval by the affirmative votes of the holders of a majority of our outstanding voting stock. No modification or amendment of the plan shall have an effect on stock options previously granted under the plan which may impair or alter the rights or obligations of the participants except with the consent of the participant.

     Change in Control. If a change in control occurs, the board shall either
(1) determine what participants are entitled to receive, in substitution for shares issuable under any outstanding stock option, in the form of stock, securities, cash or other property, or (2) upon written notice, provide that the participants' stock options are terminated unless exercised in accordance with the plan within 60 days after the date of the notice. In either case, the board, in its absolute discretion, may determine whether and to what extent the exercise periods applicable to the stock options shall continue to apply, but in no event shall the board of directors' determination increase the length of the exercise periods.

     Federal Tax Consequences. The grant of nonqualified options under the plan will not result in the recognition of any taxable income by the participant. A participant will recognize ordinary income on the date of exercise of the nonqualified option equal to the excess, if any, of (1) the fair market value of the shares acquired as of the exercise date, over (2) the exercise price. The tax basis of these shares for purposes of a subsequent sale includes the nonqualified option price paid and the ordinary income reported on exercise of the nonqualified option. The income reportable on exercise of a nonqualified option is subject to federal income and employment tax withholding. Generally, we will be entitled to a deduction for our taxable year within which the participant recognizes compensation income in the amount reportable as income by the participant on the exercise of a nonqualified option.

     Grants under the Plan. There have been no grants under the plan since the Board approved the amendment set forth in this proposal and participation in the plan is discretionary; accordingly, the benefits or amounts that will be received as a result of the amendment are not currently determinable.

     In fiscal 1999, there were grants of options to the named executive officers and non-executive officer employees as a group as set forth in the table below.

                               NEW PLAN BENEFITS
                THE AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                                                               NUMBER OF
NAME                                                            OPTIONS
----                                                           ---------
Named Executive Officers....................................    46,000
Non-Executive Officer Employees.............................    24,000

     Stockholder Approval Requirement. The approval of the amendment requires the affirmative vote of a majority of the outstanding shares of common stock. Accordingly, abstentions and broker non-votes applicable to shares at the annual meeting will not be included in the tabulation of votes cast on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE 1992 PLAN.

           PROPOSAL THREE -- AMENDMENT OF 1993 NON-EMPLOYEE DIRECTOR
                               STOCK OPTION PLAN

     The board of directors has approved amendments to the 1993 Non-Employee Director Stock Option Plan to extend the term of the plan by five years and to make an additional 100,000 shares of common stock available for issuance under the plan, and has directed that the amendments be submitted to the stockholders for approval.

     The plan was initially adopted in 1993, and an aggregate of 50,000 shares of common stock were reserved for issuance. The plan was amended and restated in 1998, and an additional 50,000 shares of common stock were reserved for issuance for a current total of 100,000 shares. As of February 1, 2000, there were 44,000 remaining shares of common stock available for issuance under the plan. If Proposal No. 3 is approved by the stockholders, there will be 200,000 total shares of common stock authorized for issuance, of which 144,000 shares will be available for issuance. On February 1, 2000 the closing price of the Company's common stock was $10.25 per share.

     Purpose. The purpose of the plan is to secure for us and our stockholders the benefits arising from stock ownership by non-employee directors. We believe that the possibility of participation in the plan through receipt of nonqualified options will enable us to attract and retain non-employee directors and will provide participants an incentive to perform more effectively. As such, we have determined that a yearly stock option shall be granted to each non-employee director at the close of business on the date on which the board of directors is elected or re-elected.

     Term. The plan was supposed to terminate automatically at the close of business on March 12, 2000. In January 2000, the board of directors adopted a resolution to extend the plan an additional five years which, if approved by the stockholders, will extend the plan up through and including the close of business on the day before our annual meeting of stockholders relating to the 2004 fiscal year.

     Administration. The plan is administered by our compensation committee.

     Participation. Only non-employee directors are eligible to receive stock options under the plan. The number of non-employee directors currently eligible to participate in the plan is five. During the lifetime of participants, stock options shall be exercisable only by the participant, and no stock options will be transferable otherwise than by will or the laws of descent and distribution.

     Shares of Stock Available for Grant. A total not exceeding an aggregate amount of 100,000 shares of our common stock are currently authorized for issuance, of which 44,000 remain available for issuance under the plan. If the amendment is approved by the stockholders, a total of 200,000 shares of our common stock will be authorized for issuance under the plan, of which 144,000 shares will be available for issuance. The shares may be treasury shares or authorized but unissued shares. In the event a stock option expires unexercised, is terminated, or is canceled or forfeited, the shares of common stock allocable to the unexercised portion of that stock option may again be subject to a stock option under the plan.

     Adjustments. The plan provides that if any change in the outstanding shares of common stock occurs by reason of a stock split or recapitalization, any pro rata distribution to all stockholders of property in respect to or in exchange for their outstanding shares of common stock, or other similar corporate change occurs, the maximum aggregate number and class of shares reserved under the plan, or the exercise price of all outstanding stock options, may be appropriately adjusted by the board, whose determination in such regard shall be conclusive. When an adjustment is made, the number of shares issuable or transferable to participants upon the exercise of outstanding stock options, or the exercise price of the stock options, as the case may be, shall likewise be appropriately adjusted by the board.

     Insufficient Shares. The plan also provides that if, on the date of the grant, there are not sufficient shares available under the plan to allow for the grant to each eligible non-employee director of a stock option to purchase the number of shares provided under the plan, then each stock option granted on that date shall be an option to purchase the eligible non-employee director's pro rata share of the total number of shares available under the plan.

     Stock Options. Each eligible non-employee director receives a stock option to purchase 2,000 shares. The terms of each stock option are set out in a written option agreement. The exercise price of each option may not be less than the par value of a share of common stock, and the option may not be exercisable after 10 years from the date of grant.

     Amendment of the Plan. The board of directors may modify or amend the plan at any time. If the board of directors determines that stockholder approval of any amendment to the plan is necessary or desirable, then the effectiveness of any such amendment may be conditioned upon its approval by the affirmative votes of the holders of a majority of the outstanding voting stock. No modification or amendment of the plan shall have an effect on stock options previously granted under the plan which may impair or alter the rights or obligations of the participants except with the consent of the participant.

     Change in Control. Upon the consummation of a change in control, the board of directors may either (1) determine what participants shall be entitled to receive, in substitution for shares issuable or transferable to them upon the exercise of outstanding stock options, in the form of stock, securities, cash or other property, or (2) upon written notice to participants, provide that the participants' stock options shall be terminated unless exercised within 60 days after the date of the notice. In either case, the board, in its absolute discretion, may determine whether and to what extent the exercise periods applicable to the stock options shall continue to apply, but in no event shall the board of directors' determination increase the length of the exercise periods.

     Federal Tax Consequences. The grant of nonqualified options under the plan will not result in the recognition of any taxable income by the participant. A participant will recognize ordinary income on the date of exercise of the nonqualified option equal to the excess, if any, of (1) the fair market value of the shares acquired as of the exercise date, over (2) the exercise price. The tax basis of these shares for purposes of a subsequent sale includes the nonqualified option price paid and the ordinary income reported on exercise of the nonqualified option. Generally, we will be entitled to a deduction for our taxable year within which the participant recognizes compensation income in the amount reportable as income by the participant on the exercise of a nonqualified option.

     Grants under the Plan. The plan currently provides for an annual grant of 2000 shares to each eligible non-employee director.

     In fiscal 1999, there were grants of options to all non-employee directors as a group as set forth in the table below.

                               NEW PLAN BENEFITS
     THE AMENDED AND RESTATED 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

NAME                                                           NUMBER OF UNITS
----                                                           ---------------
Non-Employee Directors......................................        8,000

     Stockholder Approval Requirement. The approval of the amendment requires the affirmative vote of a majority of the outstanding shares of common stock. Accordingly, abstentions and broker non-votes applicable to shares at the annual meeting will not be included in the tabulation of votes cast on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

             PROPOSAL FOUR -- RATIFICATION OF INDEPENDENT AUDITORS

     The stockholders are asked to ratify the appointment by the board of directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 30, 2000. The selection was based upon the recommendation of our audit committee.

     Representatives of Deloitte & Touche LLP will be available by teleconference at the annual meeting to respond to appropriate questions from stockholders and to make a statement if they desire.

     Adoption of Proposal Four requires approval by the holders of a majority of shares of common stock present in person or represented by proxy, and entitled to vote at the annual meeting. Abstentions may be specified on this proposal to ratify the selection of the independent auditors. Abstentions will be considered present and entitled to vote at the annual meeting but will not be counted as votes cast in the affirmative. Abstentions will have the effect of a negative vote for this proposal to ratify the selection of the independent auditors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR FISCAL 2000.

                             STOCKHOLDER PROPOSALS

     To be included in the proxy statement, any proposals of holders of common stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2001 must be received by the Company, addressed to the Secretary of the Company, 4800 Simonton Road, Dallas, Texas, 75244, no later than October 24, 2000, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

     Any holder of common stock of the Company desiring to bring business before the 2001 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, 4800 Simonton Road, Dallas, Texas, 75244, no later than December 28, 2000.

                                 OTHER BUSINESS

     We know of no other business that will be presented at the annual meeting. If other matters requiring a vote of the stockholders properly comes before the annual meeting, the persons authorized under the proxies will vote and act according to their best judgment.

                                    EXPENSES

     The expense of preparing, printing, and mailing proxy materials to our stockholders will be borne by us. In addition to the solicitation of proxies by use of the mail, proxies may be solicited personally or by telephone or facsimile by directors, officers and regularly engaged employees, none of whom will receive additional compensation therefor. Brokerage houses, nominees and other similar record holders will be requested to forward proxy materials to the beneficial owners of the common stock and will be reimbursed by us upon request for their reasonable out-of-pocket expenses.

                                 ANNUAL REPORT

     We have provided without charge a copy of our annual report to stockholders for fiscal year 1999 to each person being solicited by this proxy statement. UPON THE WRITTEN REQUEST BY ANY PERSON BEING SOLICITED BY THIS PROXY STATEMENT, WE WILL PROVIDE WITHOUT CHARGE A COPY OF THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC (EXCLUDING EXHIBITS, FOR WHICH A REASONABLE CHARGE SHALL BE IMPOSED). All such requests should be directed to: Gregory L. Wilemon, Corporate Secretary, Tufco Technologies, Inc., 4800 Simonton Road, Dallas, Texas 75244.

                            TUFCO TECHNOLOGIES, INC.
                 Annual Meeting of Stockholders, March 13, 2000
                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                            DIRECTORS OF TUFCO TECHNOLOGIES, INC.

     The undersigned hereby appoints ROBERT J. SIMON and GREGORY L. WILEMON, and each of them, jointly and severally, as proxies, each with full power of substitution, to vote all of the undersigned's shares of common stock held of record on February 11, 2000, at the 2000 annual meeting of stockholders or at any postponements or adjournments thereof.

1. ELECTION OF DIRECTORS
[ ] FOR all nominees listed below (except as marked below to the contrary)
[ ] WITHHOLD AUTHORITY to vote for all nominees listed below
(Samuel J. Bero, C. Hamilton Davison, Jr., Louis LeCalsey III,
William J. Malooly,  Seymour S. Preston III and Robert J. Simon)

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME ABOVE.

2. AMENDMENT OF 1992 NON-QUALIFIED STOCK OPTION PLAN.

     [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN

3. AMENDMENT OF 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

     [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN

4. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR.

     [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

This Proxy, when properly executed, will be voted in accordance with the directions made on the reverse side. If no direction is made, this proxy will be voted FOR the first four proposals. The proxies will vote with respect to the fifth proposal according to their best judgment. The undersigned acknowledges receipt of the notice of annual meeting dated February 11, 2000 and the accompanying proxy statement and annual report.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.





                                Dated                                      ,2000
                                -------------------------------------------

                                ------------------------------------------------
                                Signature

                                ------------------------------------------------
                                Signature if shares held in more than one name

                                Please sign exactly as name appears below. When shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.